Exhibit 99.1
ONYX PHARMACEUTICALS REPORTS FOURTH QUARTER
AND TWELVE-MONTH 2007 FINANCIAL RESULTS
Annual Nexavar Net Sales Increased 125% to $372 million in 2007;
Fourth Quarter Sales up 96% over same period last year
EMERYVILLE, CALIF. — February 19, 2008 — Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today reported its financial results for the three and twelve months ended December 31, 2007. Onyx reported a net loss of $11.7 million, or $0.21 per share, for the fourth quarter of 2007 compared to a net loss of $20.7 million, or $0.47 per share, in the same period in the prior year. For the twelve months ended December 31, 2007, Onyx recorded a net loss of $34.2 million, or $0.67 per share, compared with a net loss of $92.7 million, or $2.20 per share, for the same period in 2006.
Nexavar net sales were $124.9 million for the quarter ended December 31, 2007, which represents a 96% increase over the $63.7 million reported in the same period in 2006 and a 19% increase over the $104.6 million reported in the quarter ended September 30, 2007. Nexavar net sales were $371.7 million in 2007, a 125% increase over the $165.0 million reported in 2006. Onyx, with its collaborator, Bayer HealthCare Pharmaceuticals Inc., or Bayer, is marketing and developing Nexavar® (sorafenib) tablets, an anticancer therapy currently approved for the treatment of advanced kidney cancer and liver cancer in the U.S., European Union, and other territories internationally. In accordance with Onyx’s collaboration agreement with Bayer, Bayer recognizes all revenue from the sale of Nexavar.
“We are pleased with Nexavar’s continued commercial growth, generating worldwide net sales of $124.9 million for the fourth quarter and $371.7 million for 2007,” said Hollings C. Renton, president, chief executive officer, and chairman of Onyx. “The approvals of Nexavar in liver cancer and advanced kidney cancer reinforce our commitment to invest in Nexavar, both commercially and clinically, to maximize the full value of this proven anticancer agent.”
The net loss for the quarter ended December 31, 2007, included employee stock-based compensation expense of $3.9 million, or $0.07 per share. The net loss for the quarter ended December 31, 2006, included employee stock-based compensation expense of $3.2 million, or $0.07 per share.
Net Expense Due To (From) Unconsolidated Joint Business
Onyx reports the net expense due to (from) unconsolidated joint business for Nexavar as a single line item within the Statement of Operations. This item consists of Nexavar product revenue and the reimbursement of Onyx and Bayer for each company’s shared expenses under the collaboration and is, in effect, the net amount due to or from Bayer to balance the companies’ economics under the Nexavar collaboration. According to the terms of the collaboration, the companies share all research and development, marketing, and non-U.S. sales expenses. Onyx and Bayer each bears its own U.S. sales force and medical science liaison expenses. Bayer recognizes all revenue under the Nexavar collaboration and incurs the majority of expenses relating to the development and marketing of Nexavar. The calculation of the net expense due to (from) unconsolidated joint business is shown in the table following the Condensed Statement of Operations. In the fourth quarter of 2007, Onyx reported a net amount due from Bayer of $4.4 million compared to a net amount due to Bayer of $3.8 million for the fourth quarter of 2006. This change was primarily due to an increase in Nexavar revenue recognized by Bayer partially offset by an increase in the combined commercial and research and development expenses for Nexavar.
Operating Expenses
In the fourth quarter of 2007, Onyx recorded research and development expenses of $5.5 million, a decrease of $1.3 million compared to the fourth quarter of 2006. The decrease in expenses incurred in the fourth quarter of 2007 was primarily due to a reduction in study costs associated with the melanoma program offset by higher costs incurred for the breast cancer program. Research and development expenses included $0.9 million of employee stock-based compensation for the fourth quarter of 2007 and $0.5 million for the fourth quarter of 2006.
In the fourth quarter of 2007, selling, general and administrative expenses were $16.4 million, an increase of $3.3 million as compared to the fourth quarter of 2006. The increase in selling, general and administrative expenses was primarily related to a planned increase in personnel in the commercial and administrative functions to support Nexavar. Selling, general and administrative expenses included $3.0 million of employee stock-based compensation for the fourth quarter of 2007 and $2.7 million for the fourth quarter of 2006.
Cash, Cash Equivalents and Marketable Securities
As of December 31, 2007, the company had cash, cash equivalents, and short and long-term marketable securities of $469.7 million compared to $271.4 million at December 31, 2006. This increase was primarily due to net proceeds from financing activities offset by cash used in operations for the twelve months ended December 31, 2007.
Conference Call with Management Today
Onyx’s management will host a teleconference and web cast to provide an update on Nexavar and discuss fourth quarter and full year 2007 financial results. The event will begin at 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time) on February 19, 2008. Interested parties may access a live web cast of the presentation on our website at:
http://www.onyx-pharm.com/wt/page/event_calendar
or by dialing 847-413-3238 and using the passcode 20751832. A replay of the presentation will be available on the Onyx website or by dialing 630-652-3044 and using the passcode 20751832 approximately one hour after the teleconference concludes. The replay will be available through March 19, 2008.
About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is a biopharmaceutical company committed to improving the lives of people with cancer by changing the way cancer is treated™. The company, in collaboration with Bayer HealthCare Pharmaceuticals, Inc., is developing and marketing Nexavar® (sorafenib) tablets, a small molecule drug. Nexavar is currently approved for the treatment of advanced kidney cancer and for the treatment of liver cancer. Additionally, Nexavar is being investigated in several ongoing trials in non-small cell lung cancer, melanoma, breast cancer and other tumor types. For more information about Onyx, visit the company’s website at: www.onyx-pharm.com.
Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals Inc.
This news release contains “forward-looking statements” of Onyx within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding sales trends and commercial activities and the timing, progress and results of clinical development, regulatory filings and actions. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission under the heading “Risk Factors” for a more detailed description of such factors, as well as the Company’s subsequent quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.
(See attached tables.)

ONYX PHARMACEUTICALS, INC.
SUMMARY FINANCIAL INFORMATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2007	2006	2007	2006
Total revenue	$—	$—	$—	$250
Operating expenses:
Net expense due to (from) unconsolidated joint business	(4,406)	3,768	(32,536)	23,915
Research and development (1)	5,531	6,856	25,413	30,980
Selling, general and administrative (1)	16,406	13,075	60,546	50,019

Total operating expenses	17,531	23,699	53,423	104,914

Loss from operations	(17,531)	(23,699)	(53,423)	(104,664)

Interest income	5,829	2,992	19,256	11,983

Net loss	$(11,702)	$(20,707)	$(34,167)	$(92,681)

Net loss per basic share:	$(0.21)	$(0.47)	$(0.67)	$(2.20)

Shares used in computing basic net loss per share:	55,212	44,441	51,177	42,170

(1) Includes employee stock-based compensation charges of:
Research and development	$851	$535	$2,897	$2,545
Selling, general, and administrative	$3,010	$2,666	$11,230	$11,496

	$3,861	$3,201	$14,127	$14,041

ONYX PHARMACEUTICALS, INC.
CALCULATION OF NET EXPENSE DUE (FROM) TO UNCONSOLIDATED JOINT BUSINESS
(In thousands, unaudited)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2007	2006	2007	2006
Product revenue, net	$124,919	$63,652	$371,736	$164,994
Combined cost of goods sold, distributed, selling, general and administrative expenses	81,998	49,226	223,682	123,004
Combined research and development expenses	51,676	41,076	157,383	161,180

Combined collaboration loss	$8,755	$26,650	$9,329	$119,190

Onyx’s share of collaboration loss	$4,377	$13,325	$4,665	$59,595
Reimbursement of Onyx’s direct development and marketing expenses	8,783	9,557	37,201	35,680

Onyx net expense due to (from) unconsolidated joint business	$(4,406)	$3,768	$(32,536)	$23,915

ONYX PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS
(In thousands)

	Dec. 31,	Dec. 31,
	2007	2006
	(unaudited)	(2)
Assets
Cash, cash equivalents and marketable securities	$469,650	$266,958
Other current assets	11,006	12,940

Total current assets	480,656	279,898
Property and equipment, net	3,146	1,478
Other assets	281	4,870

Total assets	$484,083	$286,246

Liabilities and stockholders’ equity
Current liabilities	11,441	23,199
Advance from collaboration partner	39,234	40,000
Other long term liabilities	1,171	267
Stockholders’ equity	432,237	222,780

Total liabilities and stockholders’ equity	$484,083	$286,246

(2)	Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2006.

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